Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	July 30, 2013

Contact:	James H. Nicholson Chief Financial Officer 440-248-7171

PVF Capital Corp. Announces Fiscal 2013 Fourth Quarter Earnings and Full-Year Financial Results

•	Net income for the fiscal 2013 fourth quarter of $3.2 million, bringing fiscal 2013 net income to $9.1 million

•	Continued asset quality improvement. 22% reduction in non-performing loans during the quarter

•	Capital ratios remain strong

•	Reversal of valuation allowance against net deferred tax asset resulting in a tax benefit of $1.2 million

•	Announced merger with F.N.B. Corporation has received regulatory approvals and is proceeding

•	Results include merger related expenses of $0.4 million for the fiscal 2013 fourth quarter and $0.7 million for fiscal 2013

Solon, OH - PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced net income of $3.2 million, or $0.12 basic and diluted earnings per share, for the fiscal 2013 fourth quarter ended June 30, 2013. These results compare with net income of $0.6 million, or $0.02 basic and diluted earnings per share, for the prior-year quarter and net income of $1.8 million, or $0.07 basic and diluted earnings per share, for the fiscal 2013 third quarter ended March 31, 2013. Fiscal 2013 fourth quarter results included $0.4 million of merger-related expenses. For the 2013 full fiscal year, the Company reported net income of $9.1 million, or $0.35 basic earnings per share and $0.34 diluted earnings per share, compared with a net loss for the prior year of $1.9 million, or $0.08 basic and diluted loss per share.

Robert J. King, Jr., President and Chief Executive Officer, commented, “I am extremely pleased with our results for fiscal 2013. We exceeded our targets for net income as well as asset quality improvement. We finished our fiscal year with solid momentum and look forward to consummating the upcoming merger with F.N.B. Corporation.”

Net Interest Income Steady

Net interest income totaled $5.6 million for the quarter ended June 30, 2013, which was an increase of $0.1 million, or 2.5% over the quarter ended June 30, 2012, and unchanged from the fiscal 2013 third quarter ended March 31, 2013. The Company has maintained a relatively stable level of net interest income which is attributable to the on-going strategic improvement in the mix of average earning assets and deposits. The Company’s net interest margin improved 25 basis points to 3.19% for the quarter ended June 30, 2013 from 2.94% for the same quarter of the prior year, while declining 2 basis points from the quarter ended March 31, 2013.

Stable Non-interest Income Despite Declining Mortgage Banking Revenues

Non-interest income totaled $3.0 million for the quarter ended June 30, 2013, essentially unchanged from the quarters ended June 30, 2012 and March 31, 2013, although there were variances in the contributing components. Compared with the same quarter of the prior year, the gain on the sale of mortgage loans declined $1.3 million or 41.0%, as refinancing activity fluctuated based on the level and direction of interest rates. Partially offsetting this decline was an increase in income from mortgage servicing of $0.4 million, substantially due to the recovery of $0.4 million to the impairment valuation allowance recognized against the carrying value of the Company’s capitalized mortgage servicing rights. Additionally, the Company realized a gain on the sale of the guaranteed portion of SBA loans as part of its SBA business strategy of $0.4 million which reflects an increase of $0.2 million over the prior year quarter. The Company reported a decline in the credit-related costs associated with other real estate owned which totaled $44 thousand, a decline of $0.6 million from the fiscal 2012 fourth quarter. Compared with the quarter ended March 31, 2013, the gain on the sale of mortgage loans declined $0.5 million. This decline was offset by an increase in servicing income due to an increase of $0.1 million in the recovery to the impairment valuation allowance recognized against the carrying value of the Company’s capitalized mortgage servicing rights, a decrease of $0.1 million in the gain on the sale of the guaranteed portion of SBA loans and a decline of $0.6 million in the credit-related costs associated with other real estate owned as problem assets have reduced and valuations stabilized.

Asset Quality Steadily Improves

During the quarter, nonperforming loans declined $3.8 million, or 22.3%, to $13.2 million, compared with the third quarter of fiscal 2013, while other real estate owned decreased $0.3 million to $6.9 million, resulting in total nonperforming assets of $20.2 million. This was a decrease of $4.1 million, or 17.0%, compared with total nonperforming assets of $24.3 million at March 31, 2013, and a decline of $7.5 million, or 27.0%, over the prior year.

The classified assets to core capital plus general valuation allowance ratio improved to 33.7% at June 30, 2013, compared with 48.2% at the end of the prior-year quarter and 40.6% at March 31, 2013. The Company also reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 37.4% at June 30, 2013, versus 55.0% a year ago and 44.9% at March 31, 2013.

The allowance for loan losses at June 30, 2013 was $13.9 million, or 2.5% of total loans. This compares with an allowance of $14.9 million, or 2.7% of total loans, at March 31, 2013, and $16.1 million, or 2.9% of total loans, at June 30, 2012. The allowance’s coverage of nonperforming loans improved to 105.2% at June 30, 2013, compared with 87.5% at March 31, 2013, and 80.7% at June 30, 2012. Net charge-offs for the quarter ended June 30, 2013 were $1.0 million, of which $0.6 million related to charge-offs previously treated as a specific valuation allowance and included in the historical loss history. As such, the allowance for loan losses did not need to be replenished for these items. The improved level of loan losses reflects the on-going improvement in the quality of the loan portfolio along with increasing recoveries of previously charged-off loans. The quarter’s net charge-offs compare with net charge-offs of $0.2 million for the fiscal 2013 third quarter and $2.4 million for the same quarter of the prior year. Accordingly, there was no provision for loan losses for the current quarter, reflecting the limited net charge-offs during the quarter, continuing progress in improving risk profile and strengthening the performance of the loan portfolio. The provision for loan losses also totaled $0 for the quarter ended March 31, 2013 and $1.5 million for the quarter ended June 30, 2012.

Non-interest Expense Includes Merger-related Expenses

Non-interest expense totaled $6.6 million for the current quarter, unchanged from the fourth quarter ended June 30, 2012, despite $0.4 million of merger-related expenses recognized in the current quarter. As compared with the quarter ended March 31, 2013, non-interest expense declined $0.1 million even though merger-related expenses were $0.1 million higher in the current quarter.

Income Taxes

The Company recognized a Federal income tax benefit of $1.2 million for the quarter ended June 30, 2013, as a result of reversing, in its entirety, the valuation allowance it had established against its net deferred tax asset. Based primarily on six consecutive quarters of profitability, management assessed the likelihood that the deferred tax asset would more likely than not be realized from future taxable income, which led to this reversal. This benefit compares with an income tax benefit of $0.2 million recognized in the quarter ended June 30, 2012 and income tax expense of $0.1 million recorded in the quarter ended March 31, 2013.

Pre-tax, Pre-credit Provision Income

One metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The pre-tax, pre-credit provision income for the quarter ended June 30, 2013 was $2.5 million, compared with income of $2.8 million for the quarter ended March 31, 2013, and income of $2.6 million for the prior-year quarter.

A reconciliation of net earnings reported under generally accepted accounting principles (“GAAP”) to pre-tax, pre-credit provision income (a non-GAAP metric) for the current and trailing four quarters ended June 30, 2013, is as follows (dollars in millions):

	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012 Revised	June 30, 2012 Revised
Net income	$3.2	$1.8	$2.7	$1.4	$0.6
Federal income tax provision (benefit)	(1.2)	0.1	0.0	0.0	(0.2)

Pre-tax income	2.0	1.9	2.7	1.4	0.4
Provision for loan losses	—	—	1.0	1.1	1.5
Merger-related expenses	0.4	0.3	—	—	—
Loss/write-down on other real estate owned	0.1	0.6	0.3	0.3	0.7

Pre-tax, pre-credit provision income	$2.5	$2.8	$4.0	$2.8	$2.6

Pre-tax, pre-credit provision income declined by approximately $0.3 million compared with the March 31, 2013 period, primarily as a result of lower mortgage banking revenue. The decline in non-interest income was caused by lower mortgage banking revenue and lower gains on the sale of SBA loans, partially offset by lower non-interest expense.

Bank Capital Ratios Remain Strong

The Bank’s capital ratios have continued to build and remain above regulatory requirements. As of June 30, 2013, the ratio of tier one (core) capital to adjusted total assets stood at 10.16% and total risk-based capital to risk-weighted assets was 14.34%.

Full Year Results

For the fiscal year ended June 30, 2013, the Company’s net income totaled $9.1 million or $0.35 basic and $0.34 diluted earnings per share, compared with a loss of $1.9 million, or $0.08 basic and diluted loss per share, for the fiscal year ended June 30, 2012. The $11.0 million improvement in the Company’s results was attributable to a $1.3 million improvement in net interest income, a reduction in the provision for loan losses of $4.9 million from improving asset quality, a $4.3 million increase in non-interest income from higher overall mortgage banking revenue, SBA income, service and other income and lower REO-related credit costs, a $0.4 million increase in non-interest expense due to merger-related expenses of $0.7 million, and higher federal income tax benefit of $0.9 million.

Announced Merger Proceeding

The previously announced merger agreement with F.N.B. Corporation (NYSE: FNB) pursuant to which F.N.B. Corporation will acquire PVF Capital Corp. in an all-stock transaction is proceeding as scheduled.

Under the terms of the merger agreement, which has been approved by the board of directors of PVF Capital Corp., shareholders of PVF Capital Corp. will be entitled to receive 0.3405 shares of F.N.B. Corporation common stock for each common share of PVF Capital Corp. they own. Based on F.N.B. Corporation’s closing stock price on July 29, 2013, the merger transaction would be valued at approximately $4.34 per share, or $113.2 million in the aggregate. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of PVF Capital Corp.

F.N.B. Corporation and PVF Capital Corp. expect to complete the transaction in October 2013, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of PVF Capital Corp. F.N.B. Corporation has filed a preliminary registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) on June 28, 2013 and amendment No. 1 to the registration statement on July 29, 2013. The preliminary registration statement included a proxy statement/prospectus and other documents relevant to the merger. Additionally, regulatory approval from the various regulatory agencies has been obtained.

SHAREHOLDERS OF PVF CAPITAL CORP. ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus (including all amendments and supplements) and other relevant materials (when they become available), and any other documents F.N.B. Corporation and PVF Capital Corp. have filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents F.N.B. Corporation has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317, and free copies of the documents PVF Capital Corp. has filed with the SEC by contacting Jeffrey N. Male, Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, OH 44139, telephone: (440) 248-7171.

F.N.B. Corporation and PVF Capital Corp. and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from PVF Capital Corp. shareholders in connection with the proposed merger. Information concerning such participants’ ownership of PVF Capital Corp. common shares will be set forth in the proxy statement/prospectus relating to the merger when it becomes available. This communication does not constitute an offer of any securities for sale.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 16 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release included certain financial information determined by methods other than in accordance with GAAP. One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, such as merger-related expenses, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30, 2013	June 30, 2012 (Revised)
ASSETS
Cash and amounts due from financial institutions	$22,759,665	$5,840,608
Interest-bearing deposits	77,825,249	114,269,532

Total cash and cash equivalents	100,584,914	120,110,140
Securities available for sale	49,150,540	38,658,044
Loans receivable held for sale, net	28,835,018	25,062,786
Loans receivable, net of allowance of $13,926,341 and $16,052,865, respectively	535,818,400	541,627,515
Office properties and equipment, net	6,951,229	7,237,165
Real estate owned, net	6,920,247	7,733,578
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,803,877	23,648,663
Prepaid expenses and other assets	13,056,775	14,560,882

Total assets	$777,932,100	$791,449,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-interest-bearing deposits	$69,064,087	$51,786,588
Interest-bearing deposits	561,550,318	604,192,552

Total deposits	630,614,405	655,979,140
Note payable	939,445	1,046,111
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	12,893,144	4,469,292
Accrued expenses and other liabilities	17,453,820	24,824,455

Total liabilities	696,900,814	721,318,997

Stockholders’ equity
Serial preferred stock, $.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,521,567 and 26,217,796 shares issued	265,542	262,178
Additional paid-in capital	101,801,499	100,897,561
Retained earnings (accumulated deficit)	(17,661,510)	(26,719,600)
Accumulated other comprehensive income (loss)	462,902	(472,116)
Treasury stock at cost, 472,725 shares, respectively	(3,837,147)	(3,837,147)

Total stockholders’ equity	81,031,286	70,130,876

Total liabilities and stockholders’ equity	$777,932,100	$791,449,873

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
		Revised		Revised
Interest and dividends income
Loans	$6,481,663	$6,798,717	$26,658,566	$27,782,801
Mortgage-backed securities	73,055	78,913	264,079	289,690
Federal Home Loan Bank stock dividends	134,253	135,375	559,452	537,608
Securities	121,120	131,382	508,424	316,180
Federal funds sold and interest-bearing deposits	61,026	67,303	245,117	321,889

Total interest and dividends income	6,871,117	7,211,690	28,235,638	29,248,168

Interest expense
Deposits	990,587	1,469,123	4,499,158	6,793,493
Long-term borrowings	267,705	268,011	1,073,872	1,080,898

Total interest expense	1,258,292	1,737,134	5,573,030	7,874,391

Net interest income	5,612,825	5,474,556	22,662,608	21,373,777
Provision for loan losses	—	1,500,000	2,050,000	6,982,000

Net interest income after provision for loan losses	5,612,825	3,974,556	20,612,608	14,391,777

Non-interest income
Service charges and other fees	275,307	215,252	1,163,898	838,333
Gain on sale of mortgage loans	1,854,469	3,142,374	12,695,632	10,948,208
Income (loss) from mortgage servicing fees	245,418	(154,744)	(1,240,200)	(1,810,844)
Gain on sale of SBA loans	437,524	234,775	990,164	455,993
Increase in cash surrender value of bank-owned life insurance	35,234	54,658	155,214	228,573
Gain (loss) on real estate owned	16,033	(220,181)	(166,670)	(673,950)
Provision for real estate owned losses	(60,320)	(452,394)	(1,054,196)	(1,728,797)
Other, net	165,281	223,133	833,079	857,705

Total non-interest income	2,968,946	3,042,873	13,376,921	9,115,221

Non-interest expense
Compensation and benefits	3,315,316	2,980,425	12,948,443	11,461,869
Office occupancy and equipment	562,587	580,459	2,238,596	2,351,359
FDIC insurance	249,975	431,895	1,124,091	1,727,508
Professional and legal	150,707	105,000	770,707	410,000
Outside services	704,597	897,428	2,966,243	2,746,530
Maintenance contracts	88,350	203,054	525,876	843,736
Franchise tax	207,262	206,138	813,626	881,994
Real estate owned and collection expense	419,246	563,551	1,703,509	2,534,228
Other	900,211	633,487	2,959,028	2,699,595

Total non-interest expense	6,598,251	6,601,437	26,050,119	25,656,819

Income (loss) before federal income taxes	1,983,520	415,992	7,939,410	(2,149,821)
Federal income tax provision (benefit)	(1,248,679)	(193,821)	(1,118,679)	(218,999)

Net income (loss)	$3,232,199	$609,813	$9,058,089	$(1,930,822)

Basic earnings (loss) per share	$0.12	$0.02	$0.35	$(0.08)

Diluted earnings (loss) per share	$0.12	$0.02	$0.34	$(0.08)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30,	June 30,
				2012	2012
(dollars in thousands except per share data)				Revised	Revised

Balance Sheet Data:
Total assets	$777,932	$760,456	$781,798	$779,123	$791,450
Loans receivable	549,745	562,137	569,716	559,322	557,680
Allowance for loan losses	13,926	14,920	15,140	16,136	16,053
Loans receivable held for sale, net	28,835	9,348	30,089	19,766	25,063
Cash and cash equivalents	100,585	99,994	94,458	114,575	120,110
Securities available for sale	49,151	41,419	39,761	38,281	38,658
Deposits	630,614	621,167	634,313	646,150	655,979
Borrowings	35,939	35,966	35,993	36,019	36,046
Stockholders’ equity	81,031	77,337	75,098	72,013	70,131
Nonperforming loans	13,244	17,044	18,361	17,864	19,900
Other nonperforming assets	6,920	7,251	7,744	7,232	7,734
Tangible common equity ratio	10.42%	10.17%	9.61%	9.24%	8.85%
Book value per share	$3.11	$2.97	$2.90	$2.78	$2.71
Common shares outstanding at period end	26,081,460	26,048,842	25,927,214	25,919,470	25,820,424
Operating Data:
Interest income	6,871	6,893	7,214	7,258	7,212
Interest expense	1,258	1,277	1,441	1,596	1,737

Net interest income	5,613	5,615	5,773	5,662	5,475
Provision for loan losses	—	—	1,000	1,050	1,500

Net interest income after provision for loan losses	5,613	5,615	4,773	4,612	3,975
Non-interest income	2,969	2,911	4,206	3,291	3,043
Non-interest expense	6,598	6,691	6,256	6,505	6,602

Income before federal income taxes	1,984	1,836	2,723	1,398	415
Federal income tax expense (benefit)	(1,249)	73	57	—	(194)

Net income	$3,232	$1,763	$2,666	$1,398	$609

Basic earnings per share	$0.12	$0.07	$0.10	$0.05	$0.02

Diluted earnings per share	$0.12	$0.07	$0.10	$0.05	$0.02

Performance Ratios (annualized where appropriate):
Return on average assets, annualized	1.68%	0.91%	1.37%	0.70%	0.30%
Return on average equity, annualized	16.33%	9.25%	14.49%	7.98%	4.71%
Net interest margin, annualized	3.19%	3.21%	3.16%	3.12%	2.94%
Interest rate spread, annualized	3.09%	3.11%	3.13%	3.07%	2.88%
Efficiency ratio	80.38%	80.01%	61.09%	69.21%	72.38%
Stockholders’ equity to total assets (all tangible)	10.42%	10.17%	9.61%	9.24%	8.85%
Asset Quality Ratios:
Nonperforming assets to total assets	2.59%	3.19%	3.34%	3.22%	3.49%
Nonperforming loans to total loans	2.41%	3.03%	3.22%	3.19%	3.57%
Allowance for loan losses to total loans	2.53%	2.65%	2.66%	2.88%	2.88%
Allowance for loan losses to nonperforming loans	105.15%	87.54%	82.46%	90.32%	80.67%
Net charge-offs to average loans, annualized	0.69%	0.15%	1.37%	0.67%	1.64%
Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	10.16%	9.93%	9.36%	9.06%	8.66%
Ratio of tier one (core) capital to adjusted total assets	10.16%	9.93%	9.36%	9.06%	8.66%
Ratio of tier one risk-based capital to risk-weighted assets	13.07%	12.51%	11.66%	11.94%	11.73%
Ratio of total risk-based capital to risk-weighted assets	14.34%	13.77%	12.93%	13.20%	13.00%